Exhibit 10.30

Named Executive Officer Salary and Bonus Arrangements

On March 3, 2012, First Data Corporation (the “Company”) approved the following 2012 base salaries and target bonuses under the Senior Executive Incentive Plan for the Company’s named executive officers identified below.  Also, on March 3, 2012, First Data Holdings Inc. (“Holdings”), the parent corporation of the Company, approved the following equity grants for the Company’s named executive officers identified below.

Name and Title	2012 Base Salary	2012 Bonus Target (1)	Stock Option Grant (2)	Restricted Stock Award (3)
Jonathan J. Judge Chief Executive Officer	$1,500,000	$2,250,000	333,333	166,667

Ray E. Winborne Executive Vice President & Chief Financial Officer	$600,000	$600,000	166,667	83,333

John Elkins, Executive Vice President	$625,000	$781,250	183,333	91,667

Kevin M. Kern, Executive Vice President	$575,000	$575,000	166,667	83,333

Edward A. Labry III Executive Vice President	$1,000,000	$1,250,000	200,000	100,000

(1)   2012 bonus funding will be determined at the end of the year at the sole discretion of the Committee.  In exercising its discretion the Committee may consider any factor it deems relevant including achievement of EBITDA and financial targets, achievement of other company objectives and/or consideration of company balanced scorecard metrics.

(2)   Options to purchase shares of common stock of Holdings were granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates. The options have a ten-year term, an exercise price of $3.00 per share and vest in increments of one-third each year beginning on March 3, 2013.

(3)   Restricted stock awards were granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates.  The restricted stock awards vest 100% on the later of March 3, 2015 or following the lockup period after an initial public offering of the Company’s common stock. Shares of restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions.

From time to time, the Company’s executive officers also may receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft and access to recreational clubs, personal financial planning up to $20,000 per year, and reimbursement for relocation and moving expenses.